Exhibit 99.1
Global Water Resources Reports Full Year 2017 Results

PHOENIX, AZ – March 9, 2018 – Global Water Resources, Inc. (NASDAQ: GWRS), (TSX: GWR), a pure-play water resource management company, reported results for the year ended December 31, 2017. All annual comparisons are to the previous year unless otherwise noted.
Q4 2017 Financial Highlights

•	Revenues increased 8.1% to $7.8 million from $7.2 million. The increase was driven by growth in active connections, increased consumption, and approved rate increases.

•
Net income totaled $2.7 million, or $0.14 per share. As a percentage of revenues, net income was 35.1%. Adjusting net income for the impact of one-time items, net income totaled $0.4 million, or $0.02 per share.

•	Adjusted EBITDA, a non-GAAP metric, as defined below, increased 42.1%, to $4.0 million. As a percentage of revenue, Adjusted EBITDA was 51.7%.
Full Year 2017 Financial Highlights

•
Revenues increased 4.7% to $31.2 million from $29.8 million. The increase was driven by growth in active connections, increased consumption, and approved rate increases. Excluding Willow Valley water revenue, revenues increased $1.7 million, or 5.8%.

•	Total active connections increased 4.3% to 38,997 at December 31, 2017, as compared to 37,387 at December 31, 2016.

•
Net income totaled $4.6 million, or $0.23 per share. As a percentage of revenues, net income was 14.6%. Adjusting net income for the impact of one-time items, net income totaled $2.3 million, or $0.12 per share.

•	Adjusted EBITDA, a non-GAAP metric, as defined below, increased 18.2%, to $16.4 million. As a percentage of revenues, Adjusted EBITDA was 52.5%.

•	Increased dividend by 5% over the course of the year, resulting in a current monthly dividend of $0.023625, or $0.2835 on an annualized basis.
2017 Operational Highlights

•	Acquired Eagletail Water Company, a water utility located west of the Phoenix Metropolitan area.

•	Invested $20.9 million in the water and wastewater facilities improvement program.
Management Commentary

“In 2017, we achieved solid year-over-year growth, which helped return a healthy bottom line,” said Global Water Resources' president and CEO, Ron Fleming. “We have substantially completed our accelerated facility improvements in the year, having made significant capital investments that will enhance the services we provide and support the growth of the communities we have the privilege to serve. We now look to deploy capital by making acquisitions in 2018 and beyond.

“In 2018, we expect to see continued top-line and bottom-line expansion, driven by organic growth in new connections, as well as increased consumption, and pre-approved rate increases. We also see the potential for growth from our acquisition strategy, as we continue to pursue accretive acquisitions with consolidation benefits.”

2017 Financial Summary

Revenues

Revenues in 2017 increased by $1.4 million, or 4.7%, to $31.2 million compared to $29.8 million in 2016. Adjusted Revenues increased $1.7 million, or 5.8%, to $31.2 million as compared to $29.5 million in 2016 (see definition and reconciliation to GAAP, below). The increase in Adjusted Revenues was primarily attributed to a 4.3% increase in active connections, increased consumption, and the approved increase in rates.

Operating Expenses

Operating expenses decreased by $0.1 million, or 0.5%, to $23.9 million in 2017 compared to $24.0 million in 2016. The decrease was due primarily to decreases in operations and maintenance-related party costs and general and administrative expenses, partially offset by an increase in depreciation.

Other Income (Expense)

Total other expense decreased by $6.2 million, or 64.7%, to $3.4 million compared to $9.6 million in 2016. The improvement was primarily attributed to one-time expenses related to the capital raising initiatives completed in 2016, combined with a $0.3 million increase in the Valencia earn-out and a $0.2 million decrease in loss on equity method investment. The decrease in other expense was partially offset by a decrease in other income primarily related to a $1.0 million one-time gain recorded in 2016 for the early payoff of the Sonoran acquisition liability.

Net Income (Loss)

Net income increased by $7.1 million to $4.6 million, or $0.23 per share, compared to net loss of $2.5 million in 2016. The improvement was primarily attributed to one-time expenses related to the capital raising initiatives completed in 2016. In addition, operating income increased $1.5 million, and there was an increase in the Valencia earnout of $0.3 million, which were partially offset by a decrease in income tax benefit of $0.7 million. The improvement in net income was also partially offset by the $1.0 million one-time gain recorded in 2016 for the settlement of the Sonoran acquisition liability.

Adjusted EBITDA

Adjusted EBITDA increased $2.5 million, or 18.2%, to $16.4 million, compared to $13.9 million in 2016. The increase was primarily due to organic connection growth, increased consumption, higher rates, reduced contract costs, reduced deferred compensation, and increased growth premium receipts related to the Valencia condemnation. The increase in Adjusted EBITDA was partially offset by an increase in professional fees, U.S. public company expense, and franchise taxes. (See definition of Adjusted EBITDA, a non-GAAP term, and its reconciliation to GAAP, below).

Dividend Policy
The company declared a monthly cash dividend of $0.023625 per common share (or $0.2835 per share on an annualized basis), which will be payable on March 29, 2018 to holders of record at the close of business on March 15, 2018.

Business Outlook
Global Water's near-term growth strategy for its regulated water, wastewater, and recycled water business is driven by increased service connections, continued operating efficiencies, and utility rate increases approved by the Arizona Corporation Commission. The company will also focus more on its original mission of aggregating water and wastewater utilities, allowing the company and its customers to realize the benefits of consolidation, regionalization, and environmental stewardship.

Connection Rates
As of December 31, 2017, active service connections increased by 1,610, or 4.3%, to 38,997, compared to 37,387 at December 31, 2016. As of December 31, 2017, the vacancy rate was at 1.6% down from the peak of 11.2% in February 2009.

Arizona’s Growth Corridor: Positive Population Trends
The Metropolitan Phoenix area is steadily growing due to low-cost housing, excellent weather, large and growing universities, a diverse employment base, and low taxes. The area population has increased throughout 2017 and 2016, and it continues to grow. The Employment and Population Statistics Department of the State of Arizona predicts that Phoenix Metro will have a population of 4.9 million by 2020, up 15% from 2016 census estimates, and reach 6.8 million by 2040.

According to the W.P. Carey School of Business Greater Phoenix Blue Chip real estate consensus panel ("Greater Phoenix Blue Chip"), most sectors of real estate are expected to experience improved occupancy and growth. For Maricopa County and Pinal County combined, the Homebuilders Association of Central Arizona, reported that single family housing permits grew 12% to 19,863 units in 2017. Permits are forecasted by the Greater Phoenix Blue Chip to increase to nearly 24,000 permits in 2018 and to 27,000 permits in 2019. In the City of Maricopa, where Global Water has its largest water and wastewater permitted utility service area, the Home Builders Association of Central Arizona reports that permits are up 59% year over year.

The company believes this growth outlook, combined with four additional years of rate increase phase-ins, creates an opportunity for it to significantly increase its active connections and grow revenues.

Conference Call
Global Water Resources will hold a conference call to discuss its 2017 results later today, followed by a question and answer period.

Date: Friday, March 9, 2018
Time: 1:00 p.m. Eastern time (10:00 a.m. Pacific time)
Toll-free dial-in number: 1-855-327-6837
International dial-in number: 1-778-331-2160

The conference call will be webcast live and available for replay here as well as via a link in the Investors section of the company’s website at www.gwresources.com.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact CMA at 1-949-432-7566.

A replay of the call will be available after 4:00 p.m. Eastern time on the same day through March 23, 2018.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 10004291

About Global Water Resources
Global Water Resources, Inc. is a leading water resource management company that owns and operates nine utility companies which provide water, wastewater, and recycled water services. The company’s service areas are located primarily in growth corridors around metropolitan Phoenix. Global Water recycles nearly 1 billion gallons of water annually. To learn more, visit www.gwresources.com.

Cautionary Statement Regarding Non-GAAP Measures
This press release contains references to "EBITDA", Adjusted EBITDA, and Adjusted Revenue. EBITDA is defined for the purposes of this press release as net income or loss before interest, income taxes, depreciation, and amortization. Adjusted EBITDA is defined as EBITDA excluding the gain or loss related to (i) nonrecurring events; (ii) option expense related to awards made to the board of directors; and (iii) equity method investment. Adjusted Revenue is defined as Revenue excluding Willow Valley water revenue. Management believes that EBITDA and Adjusted EBITDA are useful supplemental measures of our operating performance and provide our investors meaningful measures of overall corporate performance exclusive of our capital structure and the method and timing of expenditures associated with building and placing our systems. EBITDA is also presented because management believes that it is frequently used by investment analysts, investors, and other interested parties as a measure of financial performance. Adjusted EBITDA and Adjusted Revenue are also presented because management believes that they provide our investors measures of our recurring core business. However, EBITDA, Adjusted EBITDA, and Adjusted Revenue are not recognized measures under accounting principles generally accepted in the United States of America (“GAAP”) and do not have a standardized meaning prescribed by GAAP. Therefore, EBITDA, Adjusted EBITDA, and Adjusted Revenue may not be comparable to similar measures presented by other issuers. Investors are cautioned that non-GAAP measures, such as EBITDA, Adjusted EBITDA, and Adjusted Revenue should not be construed as an alternative to net income or loss or other income statement data (which are determined in accordance with GAAP) as an indicator of our performance or as a measure of liquidity and cash flows. Management's method of calculating EBITDA and Adjusted EBITDA may differ materially from the method used by other companies and accordingly, may not be comparable to similarly titled measures used by other companies. A reconciliation of EBITDA and Adjusted EBITDA to Net Income (Loss) and Adjusted Revenue to revenue, the most comparable GAAP measures, are included in the schedules attached to this press release.

Cautionary Note Regarding Forward-Looking Statements
This press release includes certain forward-looking statements which reflect the Company's expectations regarding future events. The forward-looking statements involve a number of assumptions, risks, uncertainties, and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning, future net income growth, our strategy, acquisition plans, our dividend policy, trends relating to population growth, active connections, regulated revenue, housing permit projections, and other statements that are not historical facts as well as statements identified by words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates", or the negative of these terms, or other words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to a number of risks, uncertainties, and assumptions, most of which are difficult to predict and many of which are beyond our control. Actual results may differ materially from these expectations due to changes in political, economic, business, market, regulatory, and other factors. Accordingly, investors are cautioned not to place undue reliance on any forward-looking statements, which reflect management’s views as of the date hereof. Factors that may affect future results are disclosed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our filings with the Securities and Exchange Commission (the "SEC"), which are available at the SEC's website at www.sec.gov. This includes, but is not limited to, our Annual Report on Form 10-K for the year ended December 31, 2017 which was filed with the SEC. We undertake no obligation to publicly update any forward-looking statement, except as required by law, whether as a result of new information, future developments or otherwise.

Company Contact:
Michael J. Liebman
SVP and CFO
Tel (480) 999-5104
mike.liebman@gwresources.com

Investor Relations:
Ron Both, CMA
Tel (949) 432-7566
GWRS@cma.team

GLOBAL WATER RESOURCES, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	December 31, 2017	December 31, 2016
ASSETS
PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment	289,051	273,366
Less accumulated depreciation	(75,592)	(72,877)
Net property, plant and equipment	213,459	200,489
CURRENT ASSETS:
Cash and cash equivalents	5,248	20,498
Accounts receivable — net	1,528	1,471
Due from affiliates	430	333
Accrued revenue	1,759	1,619
Prepaid expenses and other current assets	700	819
Total current assets	9,665	24,740
OTHER ASSETS:
Intangible assets — net	12,772	12,772
Regulatory asset	1,871	110
Bond service fund and other restricted cash	436	228
Equity method investment	345	480
Other noncurrent assets	20	—
Total other assets	15,444	13,590
TOTAL ASSETS	238,568	238,819
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	321	1,791
Accrued expenses	7,252	7,602
Deferred revenue	—	1
Customer and meter deposits	1,395	1,482
Long-term debt and capital leases — current portion	8	25
Total current liabilities	8,976	10,901
NONCURRENT LIABILITIES:
Long-term debt and capital leases	114,363	114,317
Deferred regulatory gain - ICFA	19,746	19,740
Regulatory liability	8,463	7,859
Advances in aid of construction	62,725	61,996
Contributions in aid of construction — net	4,425	4,585
Deferred income tax liabilities, net	3,114	2,585
Acquisition liability	934	934
Other noncurrent liabilities	962	913
Total noncurrent liabilities	214,732	212,929
Total liabilities	223,708	223,830
Commitments and contingencies (see Note 13)
SHAREHOLDERS' EQUITY:
Common stock, $0.01 par value, 60,000,000 shares authorized; 19,631,266 and 19,581,266 shares issued as of December 31, 2017 and December 31, 2016, respectively	196	196
Paid in capital	14,288	18,968
Retained earnings/(accumulated deficit)	376	(4,175)
Total shareholders' equity	14,860	14,989
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	238,568	238,819

GLOBAL WATER RESOURCES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Year Ended December 31,
	2017	2016	2015
REVENUES:
Water services	$14,367	$13,978	$16,320
Wastewater and recycled water services	16,765	15,740	15,020
Unregulated revenues	76	81	616
Total revenues	31,208	29,799	31,956

OPERATING EXPENSES:
Operations and maintenance	6,087	6,188	7,080
Operations and maintenance - related party	1,462	1,853	2,179
General and administrative	9,407	9,667	7,957
Depreciation	6,908	6,279	8,213
Total operating expenses	23,864	23,987	25,429
OPERATING INCOME	7,344	5,812	6,527

OTHER INCOME (EXPENSE):
Interest income	19	18	11
Interest expense	(5,125)	(11,866)	(8,299)
Gain on condemnation of Valencia	—	—	42,983
Other	1,478	2,222	767
Other - related party	234	15	(3)
Total other income (expense)	(3,394)	(9,611)	35,459

INCOME (LOSS) BEFORE INCOME TAXES	3,950	(3,799)	41,986
INCOME TAX BENEFIT (EXPENSE)	601	1,287	(20,623)
NET INCOME (LOSS)	$4,551	$(2,512)	$21,363

Basic earnings (loss) per common share	$0.23	$(0.13)	$1.17
Diluted earnings (loss) per common share	$0.23	$(0.13)	$1.17
Dividends declared per common share	$0.28	$0.26	$1.43

Weighted average number of common shares used in the determination of:
Basic	19,605,239	19,146,534	18,297,504
Diluted	19,644,768	19,146,534	18,297,504

GLOBAL WATER RESOURCES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Three Months Ended December 31,
	2017	2016	Change	% Change
REVENUES:
Water services	3,520	$3,275	$245	7.5%
Wastewater and recycled water services	4,263	3,918	345	8.8%
Unregulated revenues	17	21	(4)	(19.0)%
Total revenues	7,800	7,214	586	8.1%

OPERATING EXPENSES:
Operations and maintenance	1,588	1,419	169	11.9%
Operations and maintenance - related party	371	450	(79)	(17.6)%
General and administrative	2,376	2,879	(503)	(17.5)%
Depreciation	1,744	1,528	216	14.1%
Total operating expenses	6,079	6,276	(197)	(3.1)%
OPERATING INCOME	1,721	938	783	83.5%

OTHER INCOME (EXPENSE):
Interest income	5	6	(1)	(16.7)%
Interest expense	(1,236)	(1,271)	35	(2.8)%
Gain on condemnation of Valencia
Other	351	356	(5)	(1.4)%
Other - related party	65	85	(20)	(23.5)%
Total other income (expense)	(815)	(824)	9	(1.1)%

INCOME (LOSS) BEFORE INCOME TAXES	906	114	792	nm
INCOME TAX BENEFIT (EXPENSE)	1,828	(66)	1,894	nm
NET INCOME (LOSS)	$2,734	$48	$2,686	nm

Basic earnings (loss) per common share	$0.14	$—
Diluted earnings (loss) per common share	$0.14	$—
Dividends declared per common share	$0.07	$0.07

Weighted average number of common shares used in the determination of:
Basic	19,631,266	19,581,266
Diluted	19,680,507	19,607,860
nm = not meaningful

GLOBAL WATER RESOURCES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2017	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$4,551	$(2,512)	$21,363
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Deferred compensation	1,550	2,234	798
Depreciation	6,908	6,279	8,213
Write-off of debt issuance costs	—	2,165	282
Amortization of deferred debt issuance costs and discounts	44	428	204
Gain on condemnation of Valencia	—	—	(42,983)
Gain on sale of Loop 303 contracts	—	—	(296)
Loss on sale of Willow Valley	—	54	176
Loss on equity investment	136	340	329
Other gains	—	(978)	—
Provision for doubtful accounts receivable	128	70	69
Deferred income tax expense (benefit)	529	(1,408)	20,561
Changes in assets and liabilities, net of acquisition related purchase accounting adjustments:
Accounts receivable	(179)	(409)	125
Other current assets	(116)	(415)	(2,241)
Accounts payable and other current liabilities	(1,247)	(4,087)	(2,502)
Other noncurrent assets	(1,763)	117	147
Other noncurrent liabilities	615	17	—
Net cash provided by operating activities	11,156	1,895	4,245
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(20,885)	(8,588)	(3,355)
Proceeds from the condemnation of Valencia	—	—	55,107
Cash received from the sale of Loop 303 contracts	—	—	296
Cash advance to related party	—	—	(12,745)
Repayment of related party cash advance	—	—	12,745
Proceeds from the sale of Willow Valley	—	2,254	—
Withdrawals (deposits) of restricted cash, net	(208)	154	(70)
Other cash flows from investing activities	95	13	(6)
Net cash provided by (used in) investing activities	(20,998)	(6,167)	51,972
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(5,399)	(5,036)	(27,607)
Advances in aid of construction	574	346	357
Proceeds from stock option exercise	375	—	—
Principal payments under capital lease	(79)	(378)	(99)
Refunds of advances for construction	(854)	(794)	(975)
Loan borrowings	—	115,000	—
Loan repayments	(5)	—	(21,719)
Repayments of bond debt	—	(106,695)	(1,775)
Proceeds withdrawn from bond service fund	—	8,825	1,001
Proceeds from sale of stock	—	8,372	—
Share repurchase	—	—	(464)
Payment of Sonoran acquisition liability	—	(2,800)	—
Debt issuance costs paid	(20)	(760)	—
Payments of offering costs for sale of stock	—	(2,823)	—
Net cash provided by (used in) financing activities	(5,408)	13,257	(51,281)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(15,250)	8,985	4,936
CASH AND CASH EQUIVALENTS — Beginning of period	20,498	11,513	6,577
CASH AND CASH EQUIVALENTS – End of period	5,248	20,498	11,513

A reconciliation of net income (loss) to EBITDA and Adjusted EBITDA for the quarters and years ended December 31, 2017 and 2016 is as follows (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Net Income (Loss)	$2,734	$48	$4,551	$(2,512)
Income tax expense (benefit)	(1,828)	66	(601)	(1,287)
Interest income	(5)	(6)	(19)	(18)
Interest expense	1,236	1,271	5,125	11,866
Depreciation	1,744	1,528	6,908	6,279
EBITDA	3,881	2,907	15,964	14,328
Board option expense	43	(75)	174	105
Management option expense	78	—	122	—
Equity investment loss	31	7	135	340
Loss on sale of Willow Valley	—	—	—	54
Gain on sale of Sonoran	—	—	—	(954)
EBITDA Adjustments	152	(68)	431	(455)
Adjusted EBITDA	$4,033	$2,839	$16,395	$13,873

Reconciliation of Revenues to Adjusted Revenues
A reconciliation of total revenues to Adjusted Revenues for the years ended December 31, 2017 and 2016 is as follows (in thousands):

	Year Ended December 31,
	2017	2016	Change	% Change
REVENUES:	(in thousands)
Water services	$14,367	$13,978	$389	2.8%
Wastewater and recycled water services	16,765	15,740	1025	6.5%
Unregulated revenues	76	81	(5)	(6.2%)
Total revenues	$31,208	$29,799	$1409	4.7%
Willow Valley water revenue	—	(306)	306	(100.0%)
Adjusted Revenues	$31,208	$29,493	$1,715	5.8%